EXHIBIT 3.1

                            Articles of Incorporation

                            ARTICLES OF INCORPORATION
                                       OF
                                  DESCORP, INC.

     The undersigned natural persons acting as incorporators of a corporation (the "Corporation") under the provisions of Chapter 78 of the Nevada Revised Statutes, adopts the following Articles of Incorporation.

                                    ARTICLE 1
                                      NAME

     The name of the Corporation is DESCORP, INC.

                                    ARTICLE 2
                                     PURPOSE

     The Corporation shall have the purpose of engaging in any lawful business activity.

                                    ARTICLE 3
                  INITIAL RESIDENT AGENT AND REGISTERED OFFICE

     The name and address of the initial resident agent of the Corporation is Ralph Kinkade, 4063 Knoblock Road, Carson City, Nevada 89706.

                                    ARTICLE 4
                                AUTHORIZED SHARES

     The aggregate number of shares that the Corporation shall have the authority to issue is twenty-five million (25,000,000) shares of common stock with a par value of $0.001 per share.

                                    ARTICLE 5
                                    DIRECTORS

     Section 5.1 Style of Governing Board. The members of the governing board of the Corporation shall be styled as Directors.

     Section 5.2 Initial Board of Directors. The initial Board of Directors shall consist of one (1) Director.
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     Section 5.3 Names and Addresses. The names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders, or until their successors shall have been elected and qualified, are as follows:

                  David Stephens
                  Suite 503
                  1383 Marinaside Crescent
                  Vancouver, British Columbia V6Z 2W9

     Section 5.4 Increase or Decrease of Directors. The number of Directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

                                    ARTICLE 6
                                  DISTRIBUTIONS

     The Corporation shall be entitled to make distributions to the fullest extent permitted by law.

                                    ARTICLE 7
                           RELEASE AND INDEMNIFICATION

     To the fullest extent permitted by Nevada law, the Directors and officers of the Corporation shall be released from personal liability for damages to the Corporation or its stockholders. To the fullest extent permitted by Nevada law, the Corporation shall advance expenses to its Directors and officers to defend claims made against them because they were or are Directors or officers and shall indemnify its Directors and officers from liability for expenses incurred as a result of such claims. The Corporation may provide in its Bylaws that indemnification is conditioned on receiving prompt notice of the claim and the opportunity to settle or defend the claim.

                                    ARTICLE 8
                                  INCORPORATOR

     The name and address of the incorporator of the Corporation is as follows:

                  David Stephens
                  Suite 503
                  1383 Marinaside Crescent
                  Vancouver, British Columbia V6Z 2W9

                  Executed this 22nd day of December, 2004.

                  /s/ David Stephens
                  -------------------------------
                  David Stephens, Incorporator